Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of September 2017.

BETWEEN:

BIONIK LABORATORIES INC., a corporation incorporated under
the laws of Canada (hereinafter referred to as the “Company”)

- and -

Eric Dusseux, an individual resident in France. (hereinafter referred to as the “Employee”)

and BIONIK LABORATORIES CORP., a corporation incorporated under the laws of the state of Delaware (hereinafter referred to as “Bionik U.S.”)

WHEREAS the Company is engaged in the business of the research, development, and production of medical devices;

AND WHEREAS the Company and the Employee have agreed to enter into an employment relationship upon the terms and subject to the conditions hereinafter set forth (“Agreement”);

AND WHEREAS the parent company of the Company, Bionik Laboratories Corp. (“Bionik U.S.”) will also be liable for all obligations of the Company under this Agreement.

THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

ARTICLE 1 - EMPLOYMENT AND DUTIES

1.1         Appointment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts employment in the Position of CEO (the “Position”) of the Company effective September 15, 2017 or such earlier date to which the parties may agree (the “Start Date”).

1.2         Reporting and Duties. The Employee shall report to the board of directors. The Employee shall perform the duties and responsibilities of CEO, in the area of managing the company and its subsidiaries and such other reasonable duties as may be designated by the board of the Company from time to time.

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Services performed pursuant to this Agreement shall be performed at such place or places and at such times as shall be mutually agreeable to the Company and Employee and during such hours as shall not conflict with any other employment. The majority of time is to spent at Bionik’s offices in Toronto currently located at 483 Bay Street N105, Toronto, On MSG 2C9. The Employee agrees to comply with all applicable policies and rules of Company.

1.3         Term. The Employee shall be employed on an indefinite basis, subject to the termination provisions set out in this Agreement and to any amendments as may from time to time be agreed to in writing by the Employee and the Company.

1.4         The Employee shall during his employment devote the whole of his normal working time, attention and ability to the business and affairs of the Company, and shall faithfully and honestly serve the Company throughout his employment and use his best efforts to promote the interests of the Company. The foregoing shall not preclude the Employee from:

(a)          engaging in charitable, communal or recreational activities; or

(b)          engaging in another business enterprise as a passive investor; or acting as a member or Chairman of any board of directors of companies that are not competing with the Company or Bionik US.

provided, in each case, the same does not result in a contravention of Article 3 hereof or impair the ability of the Employee to discharge his duties to the Company hereunder, it being acknowledged that, generally, it is not expected the Employee will be required to devote any significant portion of his time to any such matters during regular business hours. In addition, the Employee shall truly and faithfully account for and deliver to the Company or, where applicable, any subsidiary or other affiliate of the Company (collectively, the Subsidiaries”), all money, securities and things of value belonging to the Company or the Subsidiaries which the Employee may from time to time receive for, from or on account of the Company or the Subsidiaries.

ARTICLE 2 - COMPENSATION AND EXPENSES

2.1         Base Salary. The Employee will receive fixed remuneration for his employment pursuant to this Agreement consisting of an annual base salary of $500,000 (Cdn.), per annum, payable semi-monthly and subject to applicable statutory deductions required by law. The Employee’s annual salary will be reviewed on an annual basis to determine potential increases based on the Employee’s performance and that of the Company.

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2.2         Bonus. The Employee may receive up to 50% of base salary as target bonus and the bonus will be based on measurable performance goals to be mutually agreed upon once employment starts on a pro-rata basis in the first fiscal year. Any bonus earned will be accrued at the company’s year-end. Any bonus will be paid after the Board has approved bonuses and as the Company’s cash flow allows for bonuses to be paid, and in any event no later than six (6) months after the completion of the applicable fiscal year.

2.3         Benefits. The Employee shall be entitled to participate in the Company’s health and dental benefit plan generally available to its employees from time to time in accordance with the terms thereof and the participation and full coverage of the costs for the Employee in such plans is paid by the Company with the exception of LTD which employees pay themselves to keep payments non taxable, and enrolment in the Plan shall become fully effective as of the commencement of his employment under this Agreement. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees at any time, with or without notice. In addition to life insurance coverage under the Company’s group benefit plan, the Company will pay the required premium to purchase and maintain a life insurance policy effective on the commencement of the Employee’s employment for coverage of $ 1,000,000 payable to the Employee’s beneficiary or the Employee’s estate as is applicable.

2.4         Vacation. The Employee shall be entitled to six (6) weeks’ vacation per calendar year. Such vacation shall be taken at a time or times acceptable to the Company having regard to its operations and SEC filing deadlines and will be pro-rated in the first fiscal year of employment. The Employee shall be allowed to carry forward up to 5 days of earned unused vacation into the next calendar year.

2.5         Expense Reimbursement. The Employee shall be reimbursed for all reasonable expenses actually and properly incurred by him in connection with the performance of his duties hereunder. The Employee shall submit to the Company written, itemized expense accounts, together with supporting invoices, acceptable to the Company and such other additional substantiation and justification as the Company may reasonably request within sixty (60) days after the expenses have been incurred. For clarity, expense reimbursement will include payment of all expenses incurred prior to October 1, 2017 for hotel and meal costs.

2.6         Travel to France. On a monthly basis, the Company will pay business class return airfare to France and airport transportation costs.

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2.7         Entitlements upon Financing. After the Company or Bionik U.S. obtains new aggregate financing in the amount of $5 million dollars (Cdn.) from and after July 16, 2017, the Employee will have the following further entitlements:

(a)	the Company will pay for a relocation agency service and for Twenty-four (24) months of rent and utility costs calculated from the first day of the lease for a furnished apartment or condominium to a maximum of $5,000 per month;

(b)	the Company will pay all of the legal and accounting fees incurred by the Employee in Canada and the U.S. to address the employment, immigration, securities, tax and related issues arising in connection with the negotiation of this employment Agreement and related equity agreements (including the equity compensation agreement referenced in section 2.9 below), and immigration to Canada;

(c)	the Company will pay the annual fees for the preparation of tax returns in each country in which the Employee is required to file such a return commencing with 2017;

(d)	the Company will pay for the cost of an annual executive medical provided by Medcan, Medisys or a similar supplier;

(e)	to the extent not covered by OHIP, the Employee will purchase supplementary insurance for health, medical and dental coverage beyond that provided in the Company’s benefit plan and the Company will pay the premiums for this supplementary insurance.

2.8         Relocation to France. Upon termination or cessation of the employment of the Employee, except for cause, the Company will pay the reasonable expenses incurred by the Employee in relocating from Toronto to France, including but not limited to the cost of breaking any rental lease, subject to providing appropriate receipts.

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2.9         Equity Compensation Agreement. At the same time that the Company and the Employee enter into this Agreement, the Employee and Bionik U.S. will enter into an equity compensation agreement (“Equity Agreement”), the terms of which will constitute further consideration for the performance of the Employee’s duties as CEO and an employee of the Company under this Agreement.

2.10       Equity Incentive Plan. Effective on commencement of employment, and as further consideration for the performance of the Employee’s duties as CEO and an employee of the Company under this Agreement, the Employee will be entitled to participate in the 2014 Equity Incentive Plan of Bionik US (“Equity Incentive Plan”) subject to its terms and the terms of the Equity Agreement.

ARTICLE 3 - COVENANTS

3.1         Confidential Information. The Employee hereby acknowledges that, by reason of his employment with the Company, he has and will acquire information about certain matters and things which are confidential to the Company and the Subsidiaries (the “Confidential Information”), and which Confidential Information is the exclusive property of the Company and/or the Subsidiaries, respectively. The Confidential Information includes, without limitation, information concerning the Company’s and the Subsidiaries’ strategic plans, product research and development plans, details and results, trade secrets, supplier lists, data, work product developed by or for the Company or the Subsidiaries, and all other data and information concerning the business and affairs of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein, for the purposes hereof, Confidential Information shall not include:

(a)	any information that has entered or enters the public domain through lawful means; or

(b)	information which the Employee is required to disclose pursuant to applicable law, policies or due processes of applicable regulatory bodies or legal or regulatory proceedings; provided that the Employee provides the Company with prompt notice of same and assists the Company in seeking to prevent or limit such requirement.

The Employee agrees that during the Term of Employment and for five (5) years after the termination hereof, for any reason, he shall not (except in the performance of his responsibilities) directly or indirectly, (i) use for his own benefit or for the benefit of others; (ii) disseminate, publish or disclose; or (iii) authorize or permit the use, dissemination or disclosure by any person, firm or entity of any Confidential Information without the express written consent of the board of directors of the Company and the Subsidiaries. Upon termination of this Agreement for any reason, the Employee agrees to return to the Company and its Subsidiaries (or, in the case of electronic items, permanently delete) all documents, records, storage, data, samples, and other property of the Company and its Subsidiaries, together with all copies thereof, which contain or incorporate any Confidential Information.

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3.2         Intellectual Property, Inventions and Patents. As part of the consideration for this Agreement and for his employment by the Company, subject to the provisions of this Agreement, the Employee hereby assigns to the Company, as and when same arise, his entire right, title and interest, including all intellectual property rights and trade secret rights, in and to any and all work product that is conceived, created, developed or otherwise generated by the Employee from time to time that relates to the business of the Company or the Subsidiaries, including all inventions, research, designs, trade secrets, improvements, plans, specifications and documentation (collectively, “Work Product”). The Employee further agrees that he will promptly, fully disclose to the Company or the Subsidiaries his Work Product and will, at any time from the date hereof, including during and after his employment with the Company, at the Company’s expense, render to the Company or the Subsidiaries as requested such co-operation and assistance as the Company or the Subsidiaries may deem advisable in order to obtain copyright, patent, trade-mark or industrial design registrations as the case may be on, or otherwise vest, perfect or defend the Company’s or the Subsidiaries’ rights with respect to, any or all Work Product, including, but not limited to, the execution of any and all applications for copyright, patent, trade-mark or industrial design registrations, assignments of copyrights and other instruments in writing which the Company and the Subsidiaries may deem necessary or desirable. The Employee hereby irrevocably waives all of his moral rights in the Work Product in favour of the Company and its Subsidiaries and their respective successors, assignees and licensees.

The Employee shall take all precautions to maintain and protect the legal rights of the Company and its Subsidiaries in the Work Product, and to maintain the confidentiality of trade secrets included in the Work Product in accordance with Section 3.1 hereof. For certainty, no license to the Work Product is granted to the Employee, except to the extent required for the performance of his responsibilities under this Agreement.

The Employee irrevocably appoints any officer of the Company or the Subsidiaries from time to time to be his attorney, with full power of substitution, to do on the behalf of the Employee anything that the Employee can lawfully do by an attorney to do all acts and things in relation to ownership of the Work Product which the Company or the Subsidiaries shall deem desirable, and to do, sign and execute all documents, conveyances, deeds, assignments, transfers, assurances and other instruments which may reasonably be necessary or desirable for the purpose of registering, vesting, perfecting, defending, assigning or otherwise dealing with the Work Product. Such power of attorney is given for valuable consideration acknowledged by the Employee to be coupled with an interest, shall not be revoked by the bankruptcy or insolvency of the Company or the Subsidiaries and may be exercised by the officers of any successor or assign of the Company or the Subsidiaries.

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The Employee hereby covenants that the Work Product will not violate or infringe any intellectual property rights of any third party or constitute an unauthorized use of confidential or proprietary information of a third party.

All of the aforesaid covenants in this Section shall be binding on the assigns, executors, administrators and other legal representatives of the Employee.

3.3         Non-Solicitation of Employees. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the Employee’s employment, for any reason, directly or indirectly, hire any employees or consultants of the Company or the Subsidiaries or induce or attempt to induce, solicit or attempt to solicit any of the employees or consultants of the Company or the Subsidiaries to leave their employment or engagement with the Company.

3.4         Non-Solicitation of Customers and Suppliers. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any customers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of selling to those customers any products or services which are the same as or substantially similar to or in any way competitive with the products or services sold by the Company or the Subsidiaries, at the time of termination of this Agreement. The Employee shall not, during the period from the date hereof to that date which is one (1) year following the termination of this Agreement or the termination of the Employee’s employment, for any reason, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit any suppliers of the Company or the Subsidiaries with whom the Employee had contact with or material knowledge of, for the purpose of diverting or attempting to divert business away from the Company or the Subsidiaries.

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3.5         Non-Competition. Subject as hereinafter provided, the Employee shall not, without the prior written consent of the board of the Company at any time during the period from the date hereof to that date which is one (1) year following the date of termination this Agreement or the Employee’s employment, engage in the development of assistive and rehabilitation robotic devices that are in any way competitive with the products or services sold by the Company or the Subsidiaries at the time of the termination of this Agreement, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed five percent (5%) of the outstanding shares so listed) or in any other manner whatsoever, nor shall the Employee lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in a similar business to the Company or the Subsidiaries.

3.6         Acknowledgement, Waiver and Enforcement. The Employee confirms that the restrictions contained in this Article 3 are reasonable and valid to protect the legitimate business interests of the Company and the Subsidiaries. The Employee hereby agrees and acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Employee contained herein and that any breach of any of the covenants of the Employee might result in irreparable injury to the business for which monetary damages could not adequately compensate. If a breach of any of the covenants of the Employee occurs, the Company shall be entitled, in addition to any other rights or remedies the Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restricting the Employee and all other parties involved therein from continuing such breach.

3.7         Survival and Enforceability. It is expressly agreed by the parties hereto that the provisions of this Article 3 shall survive the termination of this Agreement and the Employee’s employment.

ARTICLE 4 - DEATH

4.1         Death. If the Employee dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Employee’s estate or any beneficiary designated by the Employee:

(a)	the annual salary earned, and any expenses incurred by the Employee up to the date of his death; and

(b)	a pro-rata bonus in a lump sum calculated to the date of death based on the target bonus for the fiscal year in which the Employee dies.

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In addition, the Employee’s estate or beneficiary, as applicable, will receive further entitlements as provided under the Equity Agreement and the Equity Incentive Plan.

ARTICLE 5 - TERMINATION OF EMPLOYMENT

5.1         Termination by Company for Cause. The Company may terminate this Agreement for cause at any time without any notice or payment in lieu of such notice of termination. The Employee will be provided with his annual salary, benefits as set out in Section 2.3, and expenses incurred up to the date of termination. For the purposes of this Agreement, “cause” means:

(a)	a material breach by the Employee of the terms of this Agreement; or

(b)	any act or conduct that constitutes cause based on common law

5.2         Termination by Disability. Subject to applicable human rights law, the Company may terminate this Agreement as a result of any mental or physical disability or illness, which results in the Employee being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days. The Employee’s salary will continue to be paid for any day of illness or disability for all of the 150 day continuous period, or up to 180 days in any period of 365 days, whichever is greater. Permanent or indefinite inability to perform essential functions shall be based on the opinion of a qualified medical provider if a medical condition is involved, or as otherwise required by law. Termination will be effective on the date designated by Company and the Employee will be paid his annual salary, benefits as set out in Section 2.3, and expenses incurred up to the date of termination. In addition, the Employee will receive all of the entitlements set out in section 5.4 below and under the Equity Agreement and the Equity Incentive Plan on a termination under this section 5.2.

5.3         (a) Termination by Employee. The Employee may terminate this Agreement and his employment at any time, for any reason, provided that the Employee provides the Company with thirty (30) days’ prior written notice. The Employee agrees to use his best effort to assist the Company to complete an effective reallocation of his responsibilities upon the giving of such notice. The Company may waive notice, in whole or in part, by providing pay in lieu of notice for the balance of the thirty (30) day period, including benefits as set out in Section 2.3 and expenses incurred.

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(b) Resignation for Good Reason. If the Employee resigns for good reason (“Good Reason”), he will receive the same entitlements under section 5.4 as if terminated without cause. “Good Reason” means a material reduction in the Employee’s compensation or responsibilities, a requirement that the Employee report to any person other than the boards of directors of the Company or Bionik US, a requirement that the Employee relocate more than 50 miles away from his principal work place under this Agreement without his consent, and any other circumstance or set of circumstances which constitute a constructive dismissal at common law. The Employee must provide notice of the existence of any condition claimed to be Good Reason within three (3) months of its initial existence, and the Company and/or Bionik US (as the case may be) must have failed to correct such condition within thirty (30) days of receipt of such notice.

5.4         Termination by Company for Other than Cause. The Company may terminate this Agreement and the Employee’s employment, for any reason. The Company may terminate the Employee without cause provided that the Company provides the Employee with:

(a)	pay in lieu of notice in a lump sum equal to twelve (12) months’ salary plus one (1) month’s salary for every completed year of service;

(b)	payment of a pro-rata bonus in a lump sum for the fiscal year in which employment is terminated up to the date of termination and calculated on the basis of target bonus for that fiscal year;

(c)	payment of a lump sum amount in lieu of bonus for the twelve (12) month period following the date of termination, plus an additional month for every completed year of service, calculated on the basis of target bonus for the fiscal year in which employment is terminated;

(d)	Subject to the terms of the group benefit plan, continuation of the Employee’s benefits in section 2.3 until the end of the twelve (12) month period following termination of employment increased by one month for each completed year of service; and

(e)	all entitlements under section 2.7 until the end of the twelve (12) month period following termination of employment increased by one month for each completed year of service, notwithstanding any failure or inability to obtain the new financing set out in section 2.7;

5.5         Timing of Payments. All payments required under section 5.4 will be paid within two weeks of the date on which the Employee is advised of the termination of his employment without any deduction for mitigation of damages.

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5.6         Equity Agreement and Equity Incentive Plan. On any termination or cessation of employment, the Employee will have whatever entitlements are provided under the Equity Agreement and the Equity Incentive Plan in addition to all entitlements under this Agreement.

5.7         (a) Change of Control. If there is a change of control of Bionik US (as defined under the Equity Incentive Plan) or a change of control of the Company as defined in section 5.7(b) below, then this Agreement and the Employee's employment are deemed to be terminated without cause and the Employee will receive all entitlements under section 5.4 above.

(b) Change of Control of the Company. Change of control of the Company means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any person acquiring a beneficial interest as defined by applicable legislation, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company's then outstanding capital stock; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity' s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization); or (iv) a liquidation or dissolution of the Company.

5.8         Limitation of Liability. The Employee acknowledges, understands and agrees that the notice/pay in lieu of notice and other benefits provided for above represent the Company's maximum termination and severance obligations to the Employee. No other notice or severance entitlements shall apply. This provision shall remain in full force and effect unamended, notwithstanding any other alterations to the terms and conditions of the Employee's employment, unless agreed to by the Company in writing. The Employee also acknowledges, understands and agrees that the payment of pay in lie u of notice by the Company to the Employee on termination of the Employee' s employment shall not prevent the Company from alleging cause for the termination.

5.9          Effect of Termination . Upon any termination of this Agreement, the Employee shall immediately deliver or cause to be delivered to the Company all Confidential Information and company property belonging to the Company, which are in the possession, charge, control or custody of the Employee.

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ARTICLE 6 - GENERAL

6.0         Release. Upon any termination of this Agreement or the Employee's employment, the Employee agrees to release the Company, the Subsidiaries , and all officers, directors and employees of the Company or Subsidiaries from all actions, causes of action, claims or demands as a result of such termination, except as otherwise expressly provided in this Agreement. Upon compliance with the applicable termination provisions of this Agreement by the Company, the Employee agrees to deliver to the Company a full and final written release of and from all actions or claims in connection with this Agreement and the Employee's employment in favour of the Company, the Subsidiaries , and their directors, officers and employees in a form to be provided by the Company.

6.1         Recitals. The parties agree that the Recitals set out herein are true and accurate and shall form part of this Agreement.

6.2         Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construct ion or interpretation of this Agreement.

6.3        Assignment. This Agreement shall be personal as to the Employee and shall not be assignable by the Employee subject to the terms herein. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Company.

6.4         Entire Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. There are no other written or verbal representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties.

6.5         Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

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6.6         Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.7         Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

6.8         Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal deli very, electronic delivery or by registered mail addressed to the recipient as follows:

Leslie Markow - CFO

Bionik Laboratories Inc.

483 Bay Street, Office N105

Toronto, Ontario

M5G 2C9

Telephone: (416) 640-7887 x 508 Email: lm@bioniklabs.com

and

Eric Dusseux

edusseux@yahoo.fr

l, rue du Capot

69300 Caluire-e t-Cuire

France

or such other address, individual or telecopy number, or by email as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

6.9         Jurisdiction .. This Agreement, excluding the Equity Agreement and the 2014 Equity Incentive Plan , shall be governed by and construed in accordance with the laws of the Province of Ontario and any applicable federal laws of Canada. Each of the parties hereto agrees that any action or proceeding related to this Agreement must be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose hereby attorns and submits to the exclusive jurisdiction of such Ontario court.

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6.10         Securities Regulatory Authority Requirement. The Company and the Employee acknowledge that this Agreement shall be subject to compliance with any applicable rules, regulations and policies of any stock exchange or exchanges on which any securities of the Company may from time to time be listed and any other securities authority having jurisdiction.

6.11         Time of the Essence. Time shall be of the essence in this Agreement.

6.12         Independent Legal Advice. The Employee acknowledges that he has been advised to seek in de pendent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

6.13         Canadian Currency. All payments under this Agreement will be made in Canadian dollars .

6.14         Indemnification. The Company will, to the maximum extent permitted by law , indemnify the Employee and the Employee's heirs, estate, estate trustees, executors and legal representatives (collectively " heirs"), and save the Employee and the Employee 's heirs harmless from all damages, legal fees, costs, interest, HST or other applicable taxes, charges and expenses, including any amount paid to settle an action or to satisfy a judgment reasonably incurred by the Employee in respect of any civil, criminal or administrative action or proceeding to which the Employee is made a party by reason of having been an employee, officer or director of the Company or Bionik U.S., or in connection with the performance of the Employee's employment duties. Such action or proceeding includes any litigation, arbitration, regulatory proceeding, mediation or investigation in any jurisdiction. To the extent that the Employee or the Employee's heirs incur legal fees, costs or expenses in connection with such actions or proceedings, the Company will pay such fees, costs or expenses when they are incurred.

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6.15         Joint /Several Liability and Guarantee. It is in the best interests of the Company and Bionik U.S. that the Employee enter into this Agreement. As an inducement in this regard, Bionik U.S. agrees that it is jointly and severally liable for all obligations of the Company under this Agreement ("Obligations"). In addition, Bionik U.S. guarantees payment and satisfaction of all Obligations and also attorns irrevocably to the exclusive jurisdiction of the Ontario Courts with respect to any action or proceeding in any way related to or arising out of this section 6.15 and excluding the Equity Agreement and the Equity Incentive Plan.

[the balance of this page is left blank and the signature page follows]

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)

/s/ Leslie Markow	/s/ Eric Dusseux
Witness	Eric Dusseux

Leslie Markow	Eric Dusseux

BIONIK LABORATORIES INC.

/s/ Leslie Markow
per:	Authorized Signing Officer

I have authority to bind the corporation.

Leslie Markow
Name Printed

CFO
Title

BIONIK LABORATORIES CORP.

/s/ Marc Mathieu
per:	Authorized Signing Officer

I have authority to bind the corporation.

Marc Mathieu
Name Printed

Title

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